UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 21, 2015 (September 18, 2015)

MEMORIAL RESOURCE DEVELOPMENT CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36490	46-4710769
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1800 Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 588-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Fifth Amendment to Credit Agreement

On September 18, 2015, Memorial Resource Development Corp. (the “Company”), Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the other parties thereto entered into a fifth amendment to the Credit Agreement, dated as of June 18, 2014 (the “Credit Agreement”), by and among the Company, the Administrative Agent and the other agents and lenders party thereto (the “Fifth Amendment”). The Fifth Amendment, among other things, increases (i) the Borrowing Base (as defined in the Credit Agreement) from $725,000,000 to $1,000,000,000 and (ii) the Aggregate Elected Commitment Amounts (as defined in the Credit Agreement) to $1,000,000,000, subject to the other terms and conditions of the Fifth Amendment and the Credit Agreement. If the Company consummates a potential acquisition (unrelated to the Acquisition defined below) acknowledged by the parties in the Fifth Amendment prior to December 31, 2015 and subject to certain conditions, then the Fifth Amendment would also increase the Borrowing Base and the Aggregate Elected Commitment Amounts to $1,050,000,000 effective immediately before consummation of such acquisition.

The representations and warranties of the Company and its subsidiaries in the Fifth Amendment were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the lenders party thereto. The Fifth Amendment is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business, or operational information about the Company and its subsidiaries or their future activities. Accordingly, such representations and warranties in the Fifth Amendment should not be relied upon as characterizations of the actual state of facts, circumstances or plans.

The foregoing summary of the Fifth Amendment is not complete and is qualified in its entirety by reference to the full text of the Fifth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Purchase and Sale Agreement

On September 21, 2015, the Company issued a press release announcing that the Company, through MRD Operating LLC (“Operating”), its wholly-owned subsidiary, entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with Rockcliff-QLS Joint Venture LLC to acquire certain producing and non-producing oil and natural gas properties in Louisiana for an aggregate purchase price of approximately $284 million, subject to customary purchase price adjustments (the “Acquisition”). The effective date of the Acquisition is August 1, 2015. A copy of the press release is filed as Exhibit 99.1 hereto.

The Purchase Agreement contains representations and warranties, covenants and indemnification provisions that are typical for transactions of this nature and that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among such parties. Accordingly, the Purchase Agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise. The Acquisition is subject to customary closing conditions and is expected to close in the fourth quarter of 2015, although there can be no assurance that all closing conditions will be satisfied. The Company expects to finance the purchase price for the Acquisition initially with borrowings under its revolving credit facility and other external financing sources.

The foregoing summary of the Purchase Agreement does not purport to be complete, and is qualified in its entirety by reference to the Purchase Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Fifth Amendment above under Item 1.01 is incorporated in this Item 2.03 by reference. A copy of the Fifth Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On September 21, 2015, the Company issued a press release announcing, among other things, the Acquisition and an operational update. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated in this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1*	Purchase and Sale Agreement, dated as of September 21, 2015, between Rockcliff-QLS Joint Venture LLC and MRD Operating LLC

10.1	Fifth Amendment to Credit Agreement by and among Memorial Resource Development Corp., as borrower, Bank of America, N.A., as administrative agent, and the other lenders and parties party thereto, dated as of September 18, 2015

99.1	Press release dated September 21, 2015

* The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMORIAL RESOURCE DEVELOPMENT CORP.

Date: September 21, 2015	By:	/s/ Kyle N. Roane
Kyle N. Roane
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Purchase and Sale Agreement, dated as of September 21, 2015, between Rockcliff-QLS Joint Venture LLC and MRD Operating LLC

10.1	Fifth Amendment to Credit Agreement by and among Memorial Resource Development Corp., as borrower, Bank of America, N.A., as administrative agent, and the other lenders and parties party thereto, dated as of September 18, 2015

99.1	Press release dated September 21, 2015

* The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the Securities and Exchange Commission upon request.